Exhibit 99.1

TRIO PETROLEUM ANNOUNCES LLOYDMINSTER ACQUISITION WITH

CUMMINGS MULTILATERAL OIL WELL AND
WORKOVER PRODUCTION GROWTH OPPORTUNITY

Boca Raton, Florida. - September 30, 2026 - Trio Petroleum Corp (NYSE American: TPET) (“Trio” or the “Company”), today announced the acquisition by its Canadian subsidiary of 24 oil wells, with 4 producing and 20 shut-in heavy-oil assets, from Marlin Resources Ltd. (“Marlin”), an active operator in Saskatchewan’s Lloydminster region.

The acquisition would combine approximately 37 barrels of oil per day (“BOPD”) of current production with identified existing-well workover upside, a significant new multilateral drilling opportunity and strategically positioned disposal infrastructure. This transaction represents another achievement in Trio’s strategy to build a substantially larger Canadian oil and gas business.

Cummings Multilateral plus Existing Well Workover Growth Opportunity

A central development opportunity within the Marlin acquisition is a proposed Cummings multilateral well on the N/2 of Section 9-48-23W3. The proposed well would use multiple horizontal branches from a single surface location to access approximately 4,000 meters of target Cummings reservoir. Trio estimates a CDN$1.2 million drilling and development budget which includes drilling, completion and equipping the well for production. Nearby, a Cummings multilateral development by Canadian Natural Resources (“CNRL”) and other operators support the broader development concept as similar Cummings wells are producing approximately 375 BOPD, thereby supporting adding a major drilling component to the production upside identified in the existing well inventory. In addition, Trio has budgeted a CDN$425,000 workover, reactivation and recompletion program targeting additional production.

Terms

As consideration of the 24 wells, Trio is paying CDN$800,000 in cash and transferring to Marlin an underutilized water disposal asset. The cash purchase price and anticipated development and workover expenses will be funded from Trio’s cash on hand.

Strategic Water Disposal Facility

As part of the transaction, Trio is acquiring a water disposal facility that is better located to support Trio’s existing wells, the acquired wells and future development. The improved location is expected to reduce water-hauling distances and disposal costs while creating opportunities for third-party water-disposal and associated skim-oil revenue.

Robin Ross, Chairman and Chief Executive Officer of Trio Petroleum Corp, stated “We expect this transaction to be far more than the production being acquired today. The existing-well workover program provides a defined path intended to materially increase production, while the Cummings multilateral well adds a significant new drilling opportunity on the acquired lands. Based on current production, we estimate the purchase price per flowing barrel represents a discount to the average market price for comparable producing assets. This acquisition represents another important step in growing Trio’s Canadian asset base.”

ABOUT TRIO PETROLEUM CORP

Trio Petroleum Corp (NYSE American: TPET) is an independent oil and gas company focused on the acquisition, development and optimization of oil and gas properties in North America. The Company’s strategy is centered on acquiring producing assets at attractive valuations, optimizing existing production and identifying opportunities to develop additional production through drilling and other development activities.

Cautionary Note Regarding Forward-Looking Statements

All statements in this press release of Trio and its representatives and partners that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in this press release, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “on-track”, “plans,” “anticipates,” “aim,” “goal,” or “may,” derivations of such words, and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts and are subject to the safe harbor created by the Acts, although not all forward-looking statements are denoted by such words. Any statements made in this press release other than those of historical fact, about an action, event or development, are forward-looking statements. In this press release, forward-looking statements relate, among other things, to the anticipated operational and financial benefits to Trio of its new acquisition of the assets from Marlin as described herein, as well as Trio’s growth plans and strategies in general. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of significant risks, uncertainties, and other factors, many of which are outside of the Trio’s control, that could cause actual results to materially and adversely differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Risk Factors sections of the Trio reports filed with the Securities and Exchange Commission (SEC). Copies of such documents are available on the SEC’s website, www.sec.gov and on Trio’s website at https://ir.trio-petroleum.com/sec-filings/. Accordingly, readers should not place undue reliance on any forward-looking statements. Trio undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Investor Relations Contact:

Redwood Empire Financial Communications

Michael Bayes 404 809-4172

michael@redwoodefc.com